Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-121081, 333-83444, 333-93473, 33-12399, 333-39319, 33-78584, 33-40796, 333-65081 and 33-142014 on Form S-8 of our reports relating to the consolidated financial statements and consolidated financial statement schedule of Dionex Corporation and its subsidiaries, and management’s report on the effectiveness of internal control over financial reporting dated August 29, 2007 (which report on the consolidated financial statements includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment) appearing in the Annual Report on Form 10-K of Dionex Corporation for the year ended June 30, 2007.
/s/ Deloitte & Touche LLP
San Jose, California
August 29, 2007